EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-114935 of Alion Science and Technology Corporation on Form S-8 of our report dated December 18, 2006, related to the statement of assets acquired and liabilities assumed of the Anteon Corporation Program Management and Engineering Services Business as of June 30, 2006, and the related statements of revenues and direct expenses for the years ended December 31, 2005, 2004, and 2003 appearing in this Current Report on Form 8-K/A of Alion Science and Technology Corporation.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
December 18, 2006